ADAMIS PHARMACEUTICALS CORPORATION - 8-K

Exhibit 99.1

Adamis Pharmaceuticals Announces Second Quarter 2019 Financial Results and Business Update

San Diego, California – August 8, 2019 – Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) today announced financial results for the second quarter ended June 30, 2019 and provided a business update.

Dr. Dennis J. Carlo, President and Chief Executive Officer of Adamis Pharmaceuticals, stated, “I believe the most significant event in the second quarter was Sandoz’s full launch of our SYMJEPITM epinephrine injection product in the U.S. The retail launch in July, made both doses of SYMJEPI available for patients and caregivers. With shortages in the market over the last year, we hope SYMJEPI can help meet the demand for this potentially lifesaving drug. We also are looking forward to a potential FDA approval for our ZIMHITM naloxone injection product candidate. If approved, we hope to be in position to assist in the effort to combat the ongoing public health crisis of opioid overdose.”

“Also noteworthy was the recent resolution of all the outstanding patent litigation relating SYMJEPI and ZIMHI. In addition, by closing the public offering that we announced last week, we added additional cash to our balance sheet to provide the necessary runway to give the company the best chance to achieve some of our near-term goals and the potential for revenue growth from SYMJEPI and our U.S. Compounding division to reach levels that could bring us to our goal of profitability.”

Product Updates

SYMJEPI (epinephrine) Injection

On July 9, 2019, Sandoz announced the full launch of our SYMJEPI epinephrine injection product in the U.S., making both the 0.3mg and 0.15mg doses available in local pharmacies across the nation. The company is hopeful that Sandoz’s marketing efforts, combined with the ongoing shortage of epinephrine injection products in the market will begin to increase sales of SYMJEPI and cash to Adamis by the end of 2019.

ZIMHI (naloxone) Injection

On March 14, 2019, Adamis announced that the FDA had accepted the company’s New Drug Application (NDA) for review and provided a target agency action date (PDUFA) of October 31, 2019. The company believes that if approved, ZIMHI could be an important part of the solution to this growing health crisis of opioid overdose. The company is in discussions with several potential partners for ZIMHI with the goal of finalizing a commercial distribution agreement for the U.S. prior to a potential approval.

Drug Outsourcing Facility

During the second quarter of 2019, the company’s wholly owned drug outsourcing facility, US Compounding (USC), continued to grow revenues and margins. USC continued to improve in the second quarter and the company expects the division to be net positive for Adamis in the second half of 2019.

Other Developments

On July 18, 2019, Adamis announced it had settled all pending litigation with kaléo Inc. As part of the settlement the parties agreed to voluntarily dismiss both the pending patent and trademark cases.  Furthermore, kaléo agreed not to bring future action against Adamis relating to ZIMHI so long as Adamis does not reference kaléo’s product in a future filing with the FDA. In turn, Adamis agreed not to bring future action against kaléo for acts that occurred prior to the settlement.

On July 24, 2019, the company announced it had settled all pending litigation with Belcher Pharmaceuticals regarding certain Belcher patents relating to methods of preparing epinephrine. As part of the settlement Belcher provided Adamis a worldwide, non-exclusive, fully paid-up, royalty-free license for certain patent claims relating to SYMJEPI and agreed not to bring future action against Adamis relating to ZIMHI. In exchange Adamis agreed to voluntarily withdraw both the patent case in Florida and the IPR filed with the United States Patent and Trademark Office.

Second Quarter 2019 Financial Results

Revenues for the second quarter grew 17.5% over the first quarter of 2019 (approximately $5.8 million and $4.9 million, respectively), and increased 47.0% over the $3.9 million for the comparable period of 2018. The increase was primarily attributable to continued growth in sales of USC’s sterile pharmaceutical products and manufacturing revenue relating to the non-retail launch of SYMJEPI.

Selling, general and administrative expenses during the second quarter of 2019 decreased 12.7% from the first quarter of 2019 (approximately $7.0 million and $8.0 million, respectively). This decrease was mostly the result of restructuring, including reductions of personnel, at USC.

Research and development (“R&D”) expenses were approximately $2.8 million for the second quarter of 2019 compared to approximately $2.2 million in the first quarter of 2019; however, R&D expenses decreased 41.2% from the same quarter in 2018. We anticipate that R&D expenses will decrease in the second half of 2019.

Cash and equivalents at the end of the second quarter was approximately $4.1 million, and net proceeds from last week’s firm commitment underwritten public offering transaction were approximately $12.7 million. Our goal for the second half of 2019 is to keep cash expenditures, that is, cash used in operating and investing activities, in the range of $7 - 8 million. If we meet our spending goals for the remainder of 2019, it should represent a reduction of approximately 37% from the Net Cash used in Operating and Investing Activities for the comparable period of 2018.

Targeted Milestones for Remainder of 2019

●	Growth in sales of the SYMJEPI in the U.S.
●	FDA approval for ZIMHI
●	Commercial partner for ZIMHI
●	Commercial partner(s) for SYMJEPI for territories outside of the U.S.
●	US Compounding begins to contribute cash to Adamis

Conference Call

Adamis will host a conference call and live webcast today, August 8, 2019 at 2:00 pm PDT (5:00 pm EDT) to discuss its financial and operating results for the second quarter 2019, as well as provide an update on business developments and activities.

US Dial-in (Toll Free): 1-866-288-0540

TOLL/International Dial-In: 1-323-994-2131

Conference ID: 4399286

Webcast: http://public.viavid.com/index.php?id=135744

If you are unable to participate in the call live, a telephone playback will be available after approximately 5:00 pm PDT on August 8, 2019. To listen to the replay, call toll free 1-844-512-2921 within the U.S. or 1-412-317-6671 internationally (toll) and enter PIN number 4399286.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including respiratory disease, allergy and opioid overdose. The company’s SYMJEPI (epinephrine) Injection 0.3mg and SYMJEPI (epinephrine) Injection 0.15mg products were approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis.  In July, Sandoz, a division of Novartis Group, announced it had fully launched both in the U.S. Please refer to www.SYMJEPI.com for additional product information. Adamis is developing additional products, including a naloxone injection product candidate, ZIMHI, for the treatment of opioid overdose, and a metered dose inhaler and dry powder inhaler product candidates for the treatment of asthma and COPD.  The company’s subsidiary, U.S. Compounding, Inc., compounds sterile prescription drugs, and certain nonsterile drugs for use by hospitals, clinics and surgery centers throughout most of the United States.

Adamis Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future results of operations, including, but not limited to the following statements: the company’s beliefs concerning the timing and outcome of Sandoz’s launch and commercialization activities relating to the SYMJEPI (epinephrine) Injection 0.3mg and 0.15mg products; statements about strategies, objectives and our future goals and achievements; the company’s ability to commercialize its product and product candidates; the company’s beliefs concerning the ability of its products and product candidates to compete successfully in the market; future financial results of the company and its subsidiaries; future development and regulatory actions concerning the company’s product candidates; the timing and progress of current and future clinical trials or studies; the company’s beliefs concerning the safety and effectiveness of its products and product candidates; expectations and goals for future growth; current or planned clinical trials or research and development activities; anticipated commencement and completion dates for clinical trials; anticipated dates for making regulatory filings with the FDA; product development timelines; anticipated dates for commercial introduction of products; guidance regarding future periods; and other statements concerning our future operations and activities. Such forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. We may not achieve one or more of the target future milestones described in the press release either within the anticipated time periods or at all. There can be no assurance that the FDA will take action regarding our NDA relating to our ZIMHI naloxone product candidate by the target agency action date (PDUFA) of October 31, 2019. The FDA’s review processes can extend beyond, and in some cases significantly beyond, anticipated completion dates due to the timing of the FDA’s review process, FDA requests for additional data, information, materials or clarification, difficulties scheduling an advisory committee meeting, FDA workload issues, extensions resulting from the submission of additional information or clarification regarding information already in the submission within the last three months of the target PDUFA date, or other reasons. As a result, the dates of regulatory approval, if obtained, and commercial introduction of our product could be delayed beyond our expectations.  In June 2019, we amended our NDA, we are conducting additional studies, and we will submit the results to the FDA when completed. In addition, forward-looking statements concerning our anticipated future activities assume that we are able to obtain sufficient funding to support such activities and continue our operations and planned activities. As discussed in our filings with the Securities and Exchange Commission, we may require additional funding to continue operations, and there are no assurances that such funding will be available. Failure to timely obtain required funding would adversely affect and could require us to materially reduce or suspend operations or one or more clinical trials or other product development activities, or delay or prevent our ability to realize the results contemplated by such forward looking statements. These statements are only predictions, are not guarantees, involve known and unknown risks, uncertainties and other factors, and concern matters that could subsequently differ materially from those described in this press release, which may cause Adamis' actual results to be materially different from those contemplated by these forward-looking statements. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or release publicly the results of any revisions to these forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain of these risks, and additional risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2018, and our subsequent filings with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov.

Contacts:
Mark Flather
Senior Director, Investor Relations

& Corporate Communications

Adamis Pharmaceuticals Corporation
(858) 412-7951

mflather@adamispharma.com